Exhibit 99.1

Contact:
CCG Elite Investor Relations
Mark Collinson, Partner
(310) 231-8600 ext. 117
E-mail: mark.collinson@ccgir.com

For Immediate Release

Unico American Corp. Appoints New Independent Director

Woodland Hills, Calif. – March 28, 2008 – The Board of Directors of Unico American Corp. (Nasdaq: UNAM) (“Unico,” the “Company”), an insurance holding company that, through its subsidiaries, offers a variety of property and casualty insurance products and services, today announced that, effective with the next annual meeting of shareholders, the number of directors on the Board of Directors will be increased from seven to nine and Mr. Jon P. Kocourek and Mr. Terry L. Kinigstein will be nominated to fill these two additional positions at the next annual meeting of shareholders.

"We are pleased to welcome these two highly qualified individuals to our board of directors,” said Erwin Cheldin, President and Chairman of the Board.  “Their superior judgment, solid backgrounds, and depth of experience will help ensure we meet the high standard of corporate governance necessary to our growth as a public company.”

Mr. Kocourek, based in San Francisco, is currently associated with Willis Re Inc., where he was recently employed as Managing Director of its U.S. West region and responsible for all new business production in the region. He has 28 years of experience in the reinsurance business and he has worked with Willis Re since 2001. He previously worked for Benfield Blanch, where he began his career. His final position at that firm was Senior Vice President in charge of West Coast production. Mr. Kocourek holds a B.S. degree from the University of Minnesota, where he graduated with distinction.

Mr. Kinigstein was elected Vice President & General Counsel, effective immediately, and Corporate Secretary, effective April 2, 2008. He has served as the Company’s General Counsel since 2002.  Mr. Kinigstein has 36 years of experience as an attorney in private practice performing transactional work and litigation prior to joining Unico. He has a J.D. degree from New York University and a B.S. in Business Administration from the University of Buffalo.

The Company also announced today that Mr. George C. Gilpatrick will be retiring and, therefore, resigning as Vice President and Corporate Secretary.  However, he will continue to serve as a member of the Board of Directors.

About Unico American Corp.

Headquartered in Woodland Hills, Calif., Unico is an insurance holding company that underwrites property and casualty insurance through its insurance company subsidiary; provides property, casualty, health and life insurance through its agency subsidiaries; and through its other subsidiaries provides insurance premium financing and membership association services. Unico has conducted the majority of its operations through Crusader Insurance Company since 1985. For more information, please visit the Company’s Web site at www.crusaderinsurance.com.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995: Certain statements contained herein, including the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” that are not historical facts are forward-looking. These statements, which may be identified by forward-looking words or phrases such as “anticipate,” “believe,” ”expect,” “intend,” “may,” “should,” and “would,” involve risks and uncertainties, many of which are beyond the control of the Company. Such risks and uncertainties could cause actual results to differ materially from these forward-looking statements. Factors which could cause actual results to differ materially include underwriting actions not being effective, rate increases for coverages not being sufficient, premium rate adequacy relating to competition or regulation, actual versus estimated claim experience, regulatory changes or developments, unforeseen calamities, general market conditions, and the Company’s ability to introduce new profitable products.

###